EXHIBIT 99.1

Heat Biologics and its Pelican Therapeutics Subsidiary Appoint Two New Members

to their Scientific Advisory Boards

DURHAM, NC – October 23, 2017 – Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), along with its subsidiary, Pelican Therapeutics (“Pelican”) have appointed two new members to each of their scientific advisory boards. Joining the boards are Robert B. Levy, Ph.D., Sylvester Comprehensive Cancer Center at the University of Miami, Miller School of Medicine and Professor of Microbiology & Immunology, Ophthalmology and Medicine; and Robert Negrin, M.D., Division Chief of Blood and Marrow Transplantation at Stanford University.

“We are very pleased to welcome Dr. Levy and Dr. Negrin to our Scientific Advisory Board. These appointments enable us to collaborate with two world-renown experts who are aligned with our immunotherapeutic focus and anticipated clinical programs,” said Jeff Wolf, CEO of Heat.

Dr. Levy serves as Professor of Microbiology and Immunology, as well as Ophthalmology and Medicine at the Sylvester Comprehensive Cancer Center, University of Miami. His research has been focused on developing approaches to facilitate the success of bone marrow cell transplants. His laboratory has generated a novel regulatory T-cell modulation strategy via concomitant stimulation of both the TNFRFS25 and IL-2 receptors.

Dr. Negrin is a Professor of Medicine and the Division Chief of Blood and Marrow Transplantation at Stanford University. His research focuses on cellular immunology, evaluating the clinical utility of expanded cytotoxic cells for immunotherapy. Dr. Negrin’s lab is also focused on developing a more fundamental understanding of complex biological reactions, such as graft-versus-host disease and graft-versus-tumor reactions in animal models and in clinic.

About Heat Biologics

Heat Biologics is a biopharmaceutical company developing immunotherapies designed to activate a patient's immune system against cancer using of CD8+ "Killer" T-cells. Our T-Cell Activation Platform (TCAP) produces therapies designed to turn "cold" tumors "hot" and be administered in combination with checkpoint inhibitor therapies and other immuno-modulators to increase their effectiveness. We are currently enrolling patients in our Phase 2 clinical trial for non-small cell lung cancer, in combination with Bristol-Myers Squibb's nivolumab (Opdivo®). We also have numerous pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

About Pelican Therapeutics

Pelican Therapeutics (“Pelican”), a subsidiary of Heat Biologics, is focused on the development of monoclonal antibody and fusion protein-based therapies designed to activate the immune system. PTX-35 targets the T-cell co-stimulator, TNFRSF25, and is designed to harness natural immune mechanisms that may reprogram tumor immunity. When combined with immunotherapies, including Heat’s T-cell Activation Platform (TCAP), PTX-35 may have the ability to boost antigen-specific T-cells and eliminate tumor cells in patients. PTX-15, Pelican’s second product candidate, is a human TL1A-lg fusion protein that mimics the natural ligand of TNFRSF25, and is designed to modulate T-cells that control the regulatory arm of the immune system.

In June 2016, Pelican was awarded a $15.2 million Cancer Prevention Institute of Texas (CPRIT) grant to support further development of PTX-35 and fund a Phase 1 clinical trial to examine potential benefits to patients with several types of cancers, such as lung, lymphoma, prostate, pancreatic and ovarian.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding the expected contributions of Drs. Levy and Negrin to the Scientific Advisory Boards and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements, including the ability of Heat's ImPACT and ComPACT therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability of Drs. Levy and Negrin to contribute to Pelican’s and Heat’s research and development programs, the ability to enroll patients, and complete the clinical trials on time and achieve desired results and benefits, the company’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the company’s ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat’s and Pelican’s ability to maintain their license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its  ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel, its ability to successfully integrate  Pelican and the other factors described in the company’s most recent annual report on Form 10-K  and other filings with the SEC.  The information in this release is provided only as of the date of this release and the company undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Contact

For Media and Investor Inquiries

Melissa M Conger

Heat Biologics/Pelican Therapeutics

+1 919 289 4017

mconger@heatbio.com